EXHIBIT 99A.2

    SELECTED COMBINED GROUP DATA          U S WEST COMMUNICATIONS GROUP
    (UNAUDITED)

                                             Quarter Ended
    Dollars in millions (except                March 31,         Percent
      per share amounts)                    1997       1996      Change
    ----------------------------------------------- ----------  ---------
    Access lines (thousands):
     Business                                 4,621      4,372       5.7
     Consumer                                11,004     10,691       2.9
    Total access lines                       15,625     15,063       3.7
    Normalized access lines:
     Business                                 4,646      4,372       6.3
     Consumer                                11,105     10,691       3.9
    Total                                    15,751     15,063       4.6

    Billed access minutes of
     use (millions):
     Interstate                              13,530     12,696       6.6
     Intrastate                               2,785      2,567       8.5
    Total minutes of use                     16,315     15,263       6.9

    Employees:
     Communications Group                    47,138     51,132      (7.8)
     Telephone operations only               44,435     48,308      (8.0)
    Telephone employees per
      10,000 access lines                      28.4       32.1     (11.5)

    Dividends per common share               $0.535     $0.535       -
    Common shares outstanding                 482.0      475.9       1.3

    Capital expenditures                       $408       $711     (42.6)

    EBITDA (1)<F1>                           $1,171     $1,113       5.2
    EBITDA margin                              45.3%      45.2%      -

    Return on equity (2)<F2>                   33.3%      32.5%      -
    Debt-to-capital ratio:
     Communications Group                      59.9%      62.4%<F3>  -
     Telephone operations only                 58.1%      60.5%<F3>  -

   <F3>
    As of December 31, 1996.
    <F1>
    1: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gain on asset sales.
    <F2>
     2: Based on income before cumulative effect of change in accounting principle.
